      1                                                              PAGE 1

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                        AMERICAN SHARED HOSPITAL SERVICES
  ____________________________________________________________________________
                                (Name of Issuer)

                                  COMMON STOCK
   ___________________________________________________________________________
                         (Title of Class of Securities)

                                    029595105
            _________________________________________________________
                                 (CUSIP Number)


              JOHN F. HARTIGAN, ESQ.   MORGAN, LEWIS & BOCKIUS LLP
                 801 SOUTH GRAND AVENUE, LOS ANGELES, CA  90017
                                 (213) 612-2500
   ___________________________________________________________________________
            (Name, Address and Telephone Number of Person Authorized
                to Receive Notices and Communications)


                                NOVEMBER 27, 1995
      _____________________________________________________________________
             (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

      2                                                              PAGE 2

                                  SCHEDULE 13D
   CUSIP No. 029595105
             _________

   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      LION ADVISORS, L.P.
   ___________________________________________________________________________
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (A) /x/
                                                                     (B) / /
   ___________________________________________________________________________
   3  SEC USE ONLY

   ___________________________________________________________________________
   4  SOURCE OF FUNDS*

      OO
   ___________________________________________________________________________
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or (e)                                               / /
   ___________________________________________________________________________
   6  CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
   ___________________________________________________________________________
                    7  SOLE VOTING POWER

      NUMBER OF        384,195 SHARES OF COMMON STOCK (INCLUDES 80,051 SHARES
       SHARES          ISSUABLE UPON THE CONVERSION OF WARRANTS)
    BENEFICIALLY    __________________________________________________________
      OWNED BY      8  SHARED VOTING POWER
        EACH        __________________________________________________________
     REPORTING      9  SOLE DISPOSITIVE POWER
       PERSON
        WITH           384,195 SHARES OF COMMON STOCK (INCLUDES 80,051 SHARES
                       ISSUABLE UPON THE CONVERSION OF WARRANTS)
                    __________________________________________________________
                    10 SHARED DISPOSITIVE POWER

   ___________________________________________________________________________
   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      384,195 SHARES OF COMMON STOCK (INCLUDES 80,051 SHARES ISSUABLE UPON
      THE CONVERSION OF WARRANTS)
   ___________________________________________________________________________
   12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                    / /
   ___________________________________________________________________________
   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      8.9%**
   __________________________________________________________________________
   14 TYPE OF REPORTING PERSON*
      PN

   *   SEE INSTRUCTIONS BEFORE FILLING OUT!
   ** Assumes 4,244,401 shares of Common Stock outstanding as reported by American Shared Hospital Services on November 8, 1995.

      3                                                              PAGE 3

                                  SCHEDULE 13D
   CUSIP No. 029595105
             _________

   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      AIF II, L.P.
   ___________________________________________________________________________
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) /x/
                                                                      (B) / /
   ___________________________________________________________________________
   3  SEC USE ONLY

   ___________________________________________________________________________
   4  SOURCE OF FUNDS*

      OO
   ___________________________________________________________________________
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or (e)                                                   / /
   ___________________________________________________________________________
   6  CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
   ___________________________________________________________________________
                  7 SOLE VOTING POWER
      NUMBER OF     170,752 SHARES OF COMMON STOCK (INCLUDES 35,578 SHARES
        SHARES      ISSUABLE UPON THE CONVERSION OF WARRANTS)
    BENEFICIALLY    __________________________________________________________
      OWNED BY      8  SHARED VOTING POWER
         EACH
     REPORTING      __________________________________________________________
       PERSON       9  SOLE DISPOSITIVE POWER
       WITH            170,752 SHARES OF COMMON STOCK (INCLUDES 35,578 SHARES
                       ISSUABLE UPON THE CONVERSION OF WARRANTS)
                    __________________________________________________________
                    10 SHARED DISPOSITIVE POWER

   ___________________________________________________________________________
   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      170,752 SHARES OF COMMON STOCK (INCLUDES 35,578 SHARES ISSUABLE UPON
      THE CONVERSION OF WARRANTS)
   ___________________________________________________________________________
   12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                    / /
   ___________________________________________________________________________
   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.0%**
   ___________________________________________________________________________
   14 TYPE OF REPORTING PERSON*
      PN

   *  SEE INSTRUCTIONS BEFORE FILLING OUT!
   ** Assumes 4,244,401 shares of Common Stock outstanding as reported by American Shared Hospital Services on November 8, 1995.

      4                                                       PAGE 4

                                   AMENDMENT NO. 2

                                        TO THE

                           STATEMENT PURSUANT TO RULE 13d-1

                                        OF THE

                            GENERAL RULES AND REGULATIONS

                                      UNDER THE

                     SECURITIES EXCHANGE ACT OR 1934, AS AMENDED
          _________________________________________________________________
          _________________________________________________________________

             This Amendment No. 2 supplements and amends the Statement to
          Schedule 13D dated May 17, 1995 and the Amendment No. 1 dated November 13, 1995 (as so amended to date, the "Schedule 13D").



          Item 5.  Interest in Securities of the Issuer.
          ______   ____________________________________

             Item 5(a) is hereby amended and restated in its entirely as follows:

                    (a) Lion Advisors indirectly beneficially owns 384,195 shares of the Common Stock (including 80,051 Warrants) or 8.9% of the Common Stock outstanding. AIF beneficially owns 170,752 shares of the Common Stock (including 35,578 Warrants) or 4.0% of the Common Stock outstanding. The Reporting Persons beneficially own, in the aggregate, 554,947 shares of the Common Stock (including 115,629 Warrants) or 12.7% of the Common Stock outstanding. Beneficial ownership of such shares was acquired as described in Item 4.

      5                                                       PAGE 5

                                      SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and agree that this statement may be filed jointly with AIF II, L.P.

          Dated:  November 27, 1995

                              LION ADVISORS, L.P.

                                  By: Lion Capital Management, Inc.,
                                         General Partner

                              By: /s/ Michael D. Weiner
                                  _________________________________________
                                   Name:  Michael D. Weiner
                                   Title: Vice President
                                          Lion Capital Management, Inc.

      6                                                       PAGE 6


                                      SIGNATURE

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and agree that this statement may be filed jointly with Lion Advisors, L.P.

          Dated:  November 27, 1995

                              AIF II, L.P.

                                  By: Apollo Advisors, L.P.,
                                       Managing General Partner

                                     By: Apollo Capital Management, Inc.,
                                          General Partner



                              By: /s/ Michael D. Weiner
                                  _________________________________________

                                   Name:  Michael D. Weiner
                                   Title: Vice President
                                          Apollo Capital Management, Inc.